Exhibit 21.1—Subsidiaries of Registrant.

Parent: PSC. Inc.

          Domestic Subsidiaries:

    1.  PSC Scanning, Inc—Deleware
    2.  PSC Belgium—Deleware
    3.  PSC Automation, Inc.—Florida
    4.  Instaread Inc.—Florida
    5.  Percon Inc.—Washington

          Foreign Subsidiaries:

    1.  PSC Bar Code Ltd
    2.  PSC Gmbh
    3.  PSC SARL
    4.  PSC SRL
    5.  PSC Scandainavia
    6.  PSC Asia-Pacific
    7.  Japan KK
    8.  PSC Foreign Sales Corp